Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 96 Dated Monday, January 26, 2004
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNV1	$6,033,000.00	100.000%	2.000%	$5,912,340.00	Fixed	5.200%
Semi-Annual
								01/15/2019	07/15/2004	$23.98	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 01/15/2007 and every coupon date thereafter.

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 01/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.

 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC    Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNW9	$10,397,000.00	100.000%	2.500%	$10,137,075.00	Fixed	5.500%
Semi-Annual
								01/15/2029	07/15/2004	$25.36	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 01/15/2009 and every coupon date thereafter.

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 01/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.

 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC    Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

Trade Date: Monday, January 26, 2004 @12:00 PM ET
Settlement Date: Thursday, January 29, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02

Recent Developments

In October, 2003, we announced that we entered into a merger agreement with FleetBoston Financial Corporation. The merger is subject to customary closing conditions, including regulatory and shareholder approvals. The merger is expected to close in the second quarter of 2004.